EXHIBIT 10.1

June 10, 2008

Mr. Jonathan Rennert

39 Revolutionary Road

Concord, MA 01742

Dear Jonathan:

It is with great pleasure that I extend this offer to you, to join ZOLL Medical Corporation as the President, reporting directly to me. Your start date will be on a day that has been mutually agreed upon.

In your role as President, you will be compensated at a rate of $25,834 per month (annualized equivalent of $310,000), plus a bonus which will pay 65% of base salary at plan. The bonus will be allocated approximately as follows: 50% on Corporate financial performance, 25% on “defib division” financial performance, and 25% on individuals MBO’s. In additional there will be upside potential on financial bonus amounts based on over achieving budgeted performance.

The corporate financial bonus amount will be guaranteed for the quarters ending March 2009, and June 2009.

As well as your cash compensation, it will be recommended to the Board of Directors that you receive stock options of 50,000 shares of ZOLL Common Stock. The options will vest over a four-year period in equal increments. In addition, executives are eligible for annual grants of additional equity depending on performance.

In this full-time position, you will be eligible for all benefits covered under ZOLL Medical Corporation Employee Benefit Package, which includes life insurance, medical/dental and participation in the 401(k) Plan.

As a condition of employment, you will be required to sign the ZOLL Medical Corporation Confidentiality & Non-Compete Agreement, which was part of the package you received. At your start date, we will require documents for the Employment Eligibility Verification (I-9). Please signify your acceptance by returning one signed copy of your acceptance to the Human Resources Department at ZOLL. Kindly retain one copy of our offer for your records.

Page Two

June 10, 2008

Jonathan, I look forward to you joining our team, and feel you are in a position to make a tremendous contribution to the growth of ZOLL Medical Corporation. I am truly excited about the potential of adding your talents to our company, as this position is tailor made for your experience and interests. I look forward to working with you, and believe we will make a great team.

Sincerely,

ZOLL Medical Corporation

/s/ Richard A. Packer

Richard A. Packer

President

Chief Executive Officer

I accept:

/s/ Jonathan Rennert	June 13, 2008
Signature	Date